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Exhibit 5.1

October 7, 2019

Ocugen, Inc.
5 Great Valley Parkway, Suite 160
Malvern, PA 19355

RE: Ocugen, Inc., Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as counsel to Ocugen, Inc., a Delaware corporation (formerly known as Histogenics Corporation) (the "Company"), in connection with the transactions contemplated by that certain Securities Purchase Agreement, dated as of June 13, 2019, as amended by the Amendment Agreements, dated as of June 28, 2019 (as so amended, the "Securities Purchase Agreement"), relating to, among other things, the issuance and sale by the Company of three series of common stock purchase warrants (collectively, the "Warrants") to purchase shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), as described in the Registration Statement on Form S-3 (the "Registration Statement"), including the prospectus set forth therein (the "Prospectus"), as filed on the date hereof by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to the Registration Statement, the Company is offering up to 111,540,825 shares (the "Warrant Shares") of Common Stock that may be issued upon the exercise of the Warrants.This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

        In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the certificate of incorporation of the Company, (ii) the by-laws of the Company, (iii) the Securities Purchase Agreement, (iv) the Form of Warrant for each of the Company's Series A, Series B and Series C Warrants, (v) the Registration Statement, (vi) the Prospectus, and (vii) such other documents and records as we deemed appropriate for purposes of the opinions set forth herein.

        We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of the documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies.

        As to any facts that are material to the opinions hereinafter expressed, we have relied without investigation upon certificates of officers of the Company.

        Based on the foregoing, we are of the opinion that the Warrant Shares, when issued upon the exercise of Warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

        Our opinions expressed above are subject to the following limitations, exceptions, qualifications and assumptions.

        The opinions expressed herein are limited to Delaware law and we express no opinion as to laws of any other jurisdiction.

        This opinion is effective only as of the date hereof. We do not assume responsibility for updating this opinion as of any date subsequent to its date, and we assume no responsibility for advising you of any changes with respect to any matters described in this opinion that may occur, or facts that may come to our attention, subsequent to the date hereof.

        We hereby consent to the incorporation by reference of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

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  Exhibit 5.1